Exhibit 99.2

Q1 2008 Earnings Call

Thursday, May 8, 2008, 5:00 PM ET

SPEAKERS:

David L. Piazza

QuadraMed Corp. - EVP and CFO

Keith Hagen

QuadraMed Corp. - CEO

Operator

Good afternoon, Ladies and Gentlemen, and welcome to the QuadraMed investor conference call. Today’s call is being recorded and webcasts and replays will be available on the QuadraMed website within 24 hours. (OPERATOR INSTRUCTIONS)

Let me take a moment to reference QuadraMed’s Safe Harbor statement. The presentations made during this conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are also subject to risks and uncertainties. The words “believe”, “expect”, “target”, “goal”, “project”, “anticipate”, “predict”, “intend”, “plan”, “estimate”, “may”, “will”, “should” or “could” and similar expressions and their negatives are intended to identify such statements. Forward-looking statements are not guarantees of future performances, anticipated trends and growth in businesses or other characterizations of future events or circumstances and are to be interpreted only as on the date which they are made. We undertake no obligation to update or revise any forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the documents that we file with the SEC from time to time.

At this time I’d like to introduce David L. Piazza, QuadraMed’s Executive Vice President and Chief Financial Officer. Mr. Piazza, please go ahead.

David L. Piazza - QuadraMed Corp. - EVP and CFO

Thank you, Marjorie, and good afternoon, Ladies and Gentlemen. This is Dave Piazza, Chief Financial Officer at QuadraMed and I have with me our CEO, Keith Hagen. Today I’m going to give you an overview of our financials first and then turn the conversation over to Keith for his perspective on the quarter and the business. After that we will open up the lines for your questions.

I hope you’ve had a chance to look at our press release which we issued at the end of the trading day today. In that release you have seen that we reported our Q1 2008 results which included revenues of $35.3 million, gross margin of 56%, net income of $300,000, net loss to common shareholders of $1.1 million and net loss per basic and diluted share of $0.02. Included in those results is approximately $600,000 of severance related to the refocusing of our product development resources that we now announced back in February. I should point out to you at this time that these achieved results are in line with our internal targets for the quarter.

Now let’s break it down further. First with respect to the revenues, the $35.3 million in the quarter compares to $29.2 in Q1 of last year, an increase of $6.1 million. It should come as no surprise that approximately $5 million of that increase was due to our QCPR product line which we added last fall. It should also be noted, however, that our government business increased by $2 million, quarter-over-quarter.

Now these two product line increases were offset by small declines in some of the other product lines, which are not unusual fluctuations due to the nature and timing of our installation processes.

Now with respect to last quarter, Q4 of 2007 revenues declined $5.7 million from the $40.9 million we reported then. Although revenues were consistent but slightly lower for Affinity and QCPR, other product lines had declines between quarters, particularly the HIM and government. This is because we experienced very strong installations during the fourth quarter of 2007 across our product portfolio, which is often the case at year end. I will also remind you that the first quarter of any given year has typically been our seasonably low quarter in terms of installations. And I want to reiterate that these Q1 results are in line with our internal revenue targets. So although our revenue performance has declined from last quarter due to the seasonal nature of our business, this is what we expected to happen.

Turning to gross margins, we reported overall gross margin of 56%, which compares to 62% in Q1 of 2007 and 60% in Q4 of 2007. This 6% decline is a function primarily of changes in revenues and the fixed-cost nature of our business. With the exception of royalty payments that we make to our government services vendors and certain other third party costs, most of which is reported in the cost of licenses line, our overall cost of certain revenue are relatively fixed and therefore don’t vary much with fluctuations in revenue. The largest component of these costs is our cost of services, which is substantially comprised of internal resources that provide ongoing customer support, as well as onsite installation services and training. This basket of dollars has increased approximately $4 million when compared to Q1 of 2007 and this increase is in large part attributable to the CPR acquisition, as well as ramp ups to support the ongoing level of service contracts. When compared to Q4 2007 this $11 million basket was relatively flat quarter-to-quarter.

Now with respect to other operating expenses, our G&A, software development and sales and marketing are all categorically higher than Q1 of 2007, about $3 million in total for the group. But they are also lower than in Q4 of 2007, about $1.8 million lower in total. The Q1 to Q1 increase is again attributable in large part to the additional cost of the CPR acquisition. But the decline from Q4 of 2007 is due to the refocusing of our software development capacity offshore that we announced in February, as well as lower other expenses such as sales commission expense, which is heavily influenced by sales bookings. For example, you will remember that we signed our $21 million Veterans Administration contract in the fourth quarter of last year. There is no such corresponding item in the first quarter of 2008. So naturally we would see much higher commissions expense in Q4 than we would in Q1. Now looking forward, we expect total operating expenses to average in the high $19 million range for the next few quarters.

We also reported EBITDA today of $1.5 million in the current quarter, compared to $3.7 million in Q1 of 2007 and compared to $4.8 million in Q4 of last year. Now remember that we talked about the severance this quarter of $600,000 and we had non-cash compensation in each of the quarters. So if we added those items back to EBITDA we have adjusted non-GAAP EBITDA of $2.9 million in the current quarter and this compares to adjusted non-GAAP EBITDA of $4.1 million in Q1 of 2007 and compared to $5.8 million in Q4 of 2007. You can find these calculations on Exhibit 4 of the press release. The differences quarter versus quarter are directly attributable to the level of revenues and the level of fixed costs of services in the respective quarters.

Our cash and investments increased by $4.6 million to $22.1 million during the quarter. Cash flow from operations was strong in Q1 at $7.9 million compared to a strong $8.9 million in Q1 of last year. This also compares to a negative cash from operations of $5.1 million last quarter, Q4 of 2007 that is. As I stated last quarter, that cash flow was negative due in part to the lack of payments from the VA. We made that up in the current quarter but also paid out the third party costs related to the VA. And cash from operations in both Q1 2008 and 2007 benefited from the annual maintenance billings that occur in the first quarter of each year.

In addition, here in 2008 we spent $2.5 million during the quarter on our stock repurchase program, bringing the program total through the end of the quarter to $2.8 million, representing about 1.8 million shares. As of today we have repurchased 1.8 million shares since inception. Our program, which you know is governed by Rules 10B5 and 10B18 is continuing as originally contemplated back in December when it was initiated. And there is approximately $1.5 million left of the originally designated $5 million for this program. I should also not that about 1 million penny warrants were exercised by holders just prior to their expiration in April. These warrants were issued 5 years ago back in the spring of 2003 in connection with the Company’s long term debt refinancing. And by the way, we now have no more warrants outstanding.

So as a result of these events and some minimal stock option exercises, common shares outstanding have decreased by a net of approximately 450,000 shares since December 31st to a balance outstanding today of approximately 44.8 million shares. Now these numbers of course will differ from what is shown on our statement due to the use of average numbers outstanding during the respective periods or earnings per share purposes.

Now I’d like to turn the conversation over to Keith. Keith?

Keith Hagen - QuadraMed Corp. - CEO

Thank you, Dave. I am certainly pleased that our Q1 financial results of $35.3 million in revenue was slightly better than our internal target. This along with our full year internal forecasts allows us to maintain our full year revenue guidance of $146 million to $152 million.

During out last earnings call I stated that we would be focused on four areas as we looked toward achieving our 2008 goals. The first was client-based migrations from Affinity Clinicals to QCPR. We previously announced our early success assigning a QCPR contract with Sibley Memorial Hospital in Washington, D.C. That implementation project has begun and we look forward to working with Sibley on the deployment of QCPR.

We are also actively involved in a large number of other opportunities and I’ve been encouraged by the positive response we have gotten from our clients related to the advanced clinical functionality that we can now offer them. We are working through the sales process with our clients and I would remind everyone that these processes are long and complex, involving significant financial commitments and budget cycles.

One of the ways that we are addressing this is with the previously announced packaging of our cost-effective, integrated medication management and nurse documentation offering. This provides a predefined package of base functionality including order entry, interfaces, etcetera that can be installed quickly and cost-effectively at essentially any size hospital. his packaging and the pricing model has been very well received within our install base.

The second focus was on vertical sales of add on clinical modules to existing QCPR clients. In early April we signed a $1 million contract with a 680 bed QCPR client in Quebec, Canada to add the radiology module to their existing system. This is a nice validation of an existing QCPR client that continues to be committed to the product. Helping our efforts to retain existing QCPR clients is our ability to execute on key operational initiatives. QCPR clients are seeing our successes in this area with delivery on moving to the more standard CACHE database technology, demonstration of standard report writing capabilities using SQL access and now our second update release version 5.0.4. This release included regulatory updates and enhancements, focused on improving patient safety and was delivered on schedule.

The third focus was to build sales momentum for our Enterprise case based revenue cycle solutions in the HIS market. To this end our pipeline continues to be strong at just over $239 million as of the end of March. This is consistent with where we were at the end of 2007 and well above the $175 million level of one year ago. Our sales bookings for Q1 were in line with our total sales bookings budget. For Q2 our sales results will be dependent on some larger opportunities that we are involved in. The results of these processes will have a big impact on our first half sales bookings results. We will of course update you on these developments, if and when appropriate.

The fourth focus was continuing our success with our HIM offerings. An example of our success here was the signing of a coding and compliance contract with UAB Medical West for over $400,000. We also signed an MPI clean up agreement with the Public Hospital Association of the Bahamas for over $450,000. This was significant because it was one of the first three remote clean up engagements that we signed. We believe our ability to do these projects remotely will make this service more attractive to more hospitals.

Earlier in the year we announced a strategic partnership with Tata Consultancy Services, a leading global IT services and consulting firm. We have been extremely pleased with the success to date of this initiative. TCS now has over 80 staff members assigned exclusively to QuadraMed projects and working under our management. We have provided extensive training for them and they are now actively engaged in a number of deployment projects. Within the next few months as we get fully ramped up, one-third of our product development resources will be provided through our relationship with TCS. It is fair to say that we would not have been able to bring on board 80 experienced and qualified people in a two month period without this partnership.

As I mentioned on our last call, going forward we will de-emphasize our focus on markets tailored to stand alone products. With QCPR as our keystone offering, we will now significantly sharpen our strategic focus. We have a two prong target market strategy aimed specifically at enterprise hospital information systems market and the health information management market. This change toward a narrower and more focused approach to more effectively drive top line growth and operational efficiencies by enabling product resources to focus on a narrower solutions set and apply a more sales and marketing leverage toward the Company’s flagship products. Based on this focus, you will see a footnote in our 10Q about the disposal of QuadraMed International. This was the business formerly known as Detente that was acquired by QuadraMed four years ago. QMI was focused on stand alone lab and radiology products installed in the UK, Australia and New Zealand. With our focus on QCPR which includes integrated lab and radiology, the QMI products were non strategic and redundant to our portfolio. And just to be clear, we continue to be very committed to our QCPR international clients in Canada, the United Kingdom and Saudi Arabia. QMI was a small part of our business. Our forecasts and projections had already included the assumption that this business would be divested and the accounting for this transaction will be included in our Q2 results.

We will now be happy to take your questions.

Operator

Thank you. (OPERATOR INSTRUCTIONS) We will now take our first question from John Rolfe from Argand Capital.

John Rolfe - Argand Capital - Analyst

Hi, guys. A couple of questions for you. You mentioned that the results for the quarter were in line with your internal budget. Is that with regard to both the top line revenue, as well as the EBITDA?

David L. Piazza - QuadraMed Corp. - EVP and CFO

Yes.

John Rolfe - Argand Capital - Analyst

And can you talk at all? I mean, I know you don’t give out EBITDA guidance, but I think some of us are probably struggling a little bit with trying to figure out ultimately what the target model for the business is. Can you talk a little bit about maybe sort of what your expectations are for gross margin trends over the course of the year? You’ve obviously spoken to the (inaudible) line. But I guess I’d like to know maybe what your expectations are with gross margin going forward?

Keith Hagen - QuadraMed Corp. - CEO

Yes. The guidance that we had given when we gave the revenue range was for adjusted EBITDA margin. So that’s the EBITDA less the non-cash compensation less these one time events of severance and the disposal costs related to QMI. That profit margin, EBITDA margin if you will, will be relatively consistent with 2007 in the low double digits.

John Rolfe - Argand Capital - Analyst

Okay. Great. Thanks. That’s all I have.

Operator

Thank you. We’ll take our next question from David Hayes, a private investor.

David Hayes, Private Investor

Hi, Gentlemen. Good afternoon. Talk to me a little bit. I’m going to turn away from the numbers and ask you guys about the stock repurchase program and potential listing on NASDAQ. What are the plans?

Keith Hagen - QuadraMed Corp. - CEO

The plans on the -

David Hayes, Private Investor

I’m sorry. Let me reiterate.

Keith Hagen - QuadraMed Corp. - CEO

Sure.

David Hayes, Private Investor

I really meant to say the reverse stock split and potential NASDAQ listing.

Keith Hagen - QuadraMed Corp. - CEO

Okay. We put out a proxy statement to solicit approval from the shareholders to affect a reverse stock split. The reason for that is that in order for us to move to the NASDAQ there is a listing requirement of $5.00 a share. We feel that it’s in the best interest of our shareholders for us to be traded on the NASDAQ exchange. It is where all of our competitors, almost all of our competitors are listed on the NASDAQ. We think that we can get more visibility and volumes, etcetera and kind of all the reasons why many companies list on the NASDAQ.

So we think that there’s value in being on that exchange. In order to get onto that exchange we would have to affect a reverse split of our shares.

David Hayes, Private Investor

And a follow up to that then. If that reverse occurs, would that not diminish liquidity for the stock in sense of volume? And would there be enough to really see a positive change on NASDAQ? Follow up number two, what’s the potential timeframe for NASDAQ?

Keith Hagen - QuadraMed Corp. - CEO

The timeframe is that our shareholders’ meeting is on June 5th. And assuming that that resolution passes then we would move forward with the process and affect it as quickly as we can after that.

David L. Piazza - QuadraMed Corp. - EVP and CFO

And we’ve been doing the behind the scenes work obviously with respect to all this and talking to NASDAQ and AMEX and everybody else that needs to be spoken to.

David Hayes, Private Investor

Okay. I guess here’s my final question. I’m not even sure how to phrase this so let me just speak it through. So you guys the last few years have focused on expense control and got to a level for at least probably (inaudible) shareholders of expectation with gross margin. You then were going to grow the top line which we’re now growing. Unfortunately we’ve affected gross margin by a lot and it just seems to me the net from that - I’m not sure what to think of the net. So talk to me about that. I mean, you guys you want to grow a business, but we also want to be competitive. Does this put us in a line to be competitive?

Keith Hagen - QuadraMed Corp. - CEO

I think it’s a great question. We did, just as you stated when we came in really focused on profitability. We got the profitability up but continued to struggle with growing the top line. And I think it was clear from an investor point of view and it was certainly clear from management’s point of view that in order to have a long term strategy we had to be able to grow the top line. We felt that the acquisition of a more competitive clinical product was key to that ability to grow the business. And we knew that doing that was going to require some investment into the business, both from a cash point of view as well as an operating expense point of view. And so that is the path that we are on. We have shown that we can go in and cut costs and that we can drive up profitability. But right now we’re in a place where we need to invest some piece of that profitability into growing the business and driving that business forward. So that is our focus right now is to work on growing that top line, knowing that over time as that top line grows we should be able to drive higher profitability over the coming years.

David Hayes, Private Investor

Okay. Thank you.

Keith Hagen - QuadraMed Corp. - CEO

You’re welcome.

Operator

Thank you. (OPERATOR INSTRUCTIONS) We’ll take our next question from Chris Cook from Zazove.

Chris Cook - Zazove Associates - Analyst

Hi. Thanks for taking my question. I wanted to ask you guys about the stock buy back and whether you guys have considered buying back some of your preferred, given where it’s trading and how much sort of virtual stock or nominal stock you’d be retiring by buying back preferred, as well as eliminating the dividend?

Keith Hagen - QuadraMed Corp. - CEO

Yes. Our focus has been on the common, as you know with the $5 million commitment there. We don’t have any current plans to do a specific buy back on the preferreds. To be honest, 5.5% dividend on that amount of money we think is a good deal for the business. And we think that it’s appropriate to do the buy back on the common shares on the open market.

Chris Cook - Zazove Associates - Analyst

Understood. You guys should be aware that the preferred doesn’t trade at 25 so the actual cost of capital is higher. If you were to buy them back at current market, you’d be saving a lot more than 5.5% plus reducing the diluted nature of that so. Just FYI.

Keith Hagen - QuadraMed Corp. - CEO

No. It’s a great point.

Chris Cook - Zazove Associates - Analyst

Okay. Thanks.

Operator

Thank you. And at this time we have no further questions. Mr. Piazza, I’ll turn the call back to you for any final or closing remarks.

David L. Piazza - QuadraMed Corp. - EVP and CFO

Okay. Thank you very much, Marjorie and thanks everybody for attending the call today. We appreciate the time you’ve taken as we’ve now had the call at 5 o’clock as opposed to our usual 4 o’clock so we realize we’re keeping a few people longer than usual. But again, we appreciate your interest and look forward to talking to you next quarter.

Keith Hagen - QuadraMed Corp. - CEO

Thank you very much.

Operator

Thank you. Ladies and Gentlemen, that concludes today’s conference. We appreciate your participation and have a wonderful day.